Exhibit 3.N.

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made as of the 10th day of December, 2008

BETWEEN:

NWT URANIUM CORP., a corporation existing under the laws of the Province of Ontario

(the "**Corporation**")

AND

CHROMA INTERNATIONAL LIMITED, a corporation existing under the laws of Honk Kong

(the "**Consultant**")

RECITALS:

A. The Consultant is engaged in the business of providing various consulting services in the Socialist Republic of Vietnam and elsewhere in the world; and

B. The Corporation wishes to engage the Consultant on the terms and conditions set out in this Agreement.

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions, agreements and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties to this Agreement, the Parties hereby agree as follows:

1. Definitions

Throughout this Agreement, the following terms shall have the following corresponding meanings:

"**Business Day**" means any day which is not a Saturday, a Sunday or a day observed as a statutory or civic holiday under the laws of the Province of Ontario or the federal laws of Canada applicable in the Province of Ontario, on which the principal Canadian chartered banks in the City of Toronto, Ontario are open for business.

"**Confidential Information**" has the meaning given to it in Section 7.

"**Consulting Fee**" has the meaning given to it in Section 5.

"**Consulting Services**" has the meaning given to it in Section 3.

"**Governmental Authority**" means any government, regulatory authority, governmental department, agency, commission, board, panel, tribunal or court or other law, rule or regulation-

making entity having or purporting to have jurisdiction on behalf of any nation, or province, territory or state or other subdivision thereof or any municipality, district or other subdivision thereof.

"**Notice**" has the meaning given to it in Section 11.

"**Party**" means the Corporation or the Consultant, and "**Parties**" means both of them.

"**Person**" means any individual, sole proprietorship, limited or unlimited liability corporation, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, body corporate, joint venture, trust, pension fund, union, Governmental Authority, and a natural person including in such person's capacity as trustee, heir, beneficiary, executor, administrator or other legal representative.

"**Properties**" has the meaning given to it in Section 3(a).

"**Renewal Consulting Fee**" has the meaning given to it in Section 5.

"**Renewal Term**" has the meaning given to it in Section 4.

"**Term**" has the meaning given to it in Section 4.

"**Vietnam**" means the Socialist Republic of Vietnam.

2. Rules of Interpretation

In this Agreement:

(a) **Time** – Time is of the essence in and of this Agreement.

(b) **Business Days** – Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day.

(c) **Currency** – Unless otherwise specified, all references to amounts of money in this Agreement refer to the lawful currency of the United States of America.

(d) **Headings** – The descriptive headings preceding Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Sections. The division of this Agreement into Sections shall not affect the interpretation of this Agreement.

(e) **Including** – Where the word "**including**" is used in this Agreement, it means "**including, without limitation**".

3. Engagement

Subject to the provisions of this Agreement, the Consultant shall be engaged by the Corporation as a consultant. The Consultant will provide consulting advice to the Corporation and its affiliates in the following areas (collectively, the "**Consulting Services**"):

(a) prepare a detailed comprehensive report on the Vietnamese mining industry, in form and content reasonably required from time to time by Corporation;

(b) identify and evaluate viable mineral properties ("**Properties**"), and opportunities in connection therewith, in Vietnam and elsewhere in the world in which the Corporation may acquire rights. Initially, the principal focus will be on Vietnam with a specific emphasis on properties with economic potential containing the minerals gold, copper and iron ore, uranium and/or related energy opportunities;

(c) following approval by the Corporation, assist the Corporation in conducting due diligence (including title searching) and/or acquiring rights to the Properties designated by the Corporation at the best possible price;

(d) evaluate, address and manage all Governmental Authority issues in connection with Properties, including assisting in securing all necessary investment, mining and other licenses with applicable Governmental Authorities and, if necessary, infrastructure development in the locations of the Properties;

(e) following approval by the Corporation, assist the Corporation in exploiting its rights to the Properties designated by the Corporation;

(f) prepare business plans and reports in respect of the Properties in form and content reasonably required from time to time as requested by Corporation, including proposed work plans for bringing the Properties toward either a production decision or positioning them for possible sale;

(g) seek to obtain preferential tax treatment for the Corporation in respect of the Properties and, if applicable, designation of the Properties as projects of national importance;

(h) the Consultant shall report to the Chief Executive Officer of the Corporation, as directed by the Corporation from time to time having regard to the nature of consulting services being provided;

(i) assist the Corporation and providing oversight and direction to Corporation's personnel from time to time in the performance by the Corporation of its activities in Vietnam; and

(j) any other matters that may be reasonably required.

So long as this Agreement remains in force, the Consultant covenants and agrees to provide the Consulting Services to the Corporation on an exclusive basis.

4. Term of Engagement

The engagement of the Consultant shall commence as of the date hereof and shall continue for a term of twelve (12) months (the "**Term**"), subject to earlier termination in accordance with Section 10. Notwithstanding the foregoing, upon the expiry of the initial Term, this Agreement shall automatically be renewed for successive twelve (12) month periods (each, a "**Renewal Term**") on the same terms as provided herein except for the terms related to compensation, which shall be negotiated in good faith as provided in Section 5. Such renewals will be effective without any further action on the part of either Party unless the Corporation gives written Notice to the Consultant at least three (3) months prior to the expiry of the Term or the relevant Renewal Term that the Corporation does not wish to renew this Agreement.

5. Compensation

During the initial Term of this Agreement, the Corporation shall pay the Consultant a fee of $980,000 (the "**Consulting Fee**"), payable as a lump-sum payment at the commencement of the Term. If the Corporation does not provide Notice to the Consultant that it will not be renewing the Agreement for a Renewal Term (either during the initial Term or during any subsequent Renewal Term), the Parties shall negotiate in good faith to determine the fee paid to the Consultant in the following Renewal Term (the "**Renewal Consulting Fee**").

The Corporation shall reimburse the Consultant for reasonable travel and other necessary expenses directly incurred by employees of the Consultant in performing their duties, provided such expenses in excess of $1,000 are pre-approved by the Corporation.

6. Service

The Consultant shall perform the Consulting Services in a manner consistent with a fiduciary responsibility to the Corporation and in accordance with all policies, rules and regulations of the Corporation of which the Consultant is made aware.

7. Non-disclosure; Non-circumvention

The Consultant hereby acknowledges that in its capacity as a consultant of the Corporation, the Consultant and its directors, officers and employees may be entrusted with detailed confidential information, financial information, customer and supplier information, trade secrets, secret processes and other information concerning the business, operations and affairs of the Corporation (the "**Confidential Information**") which is valuable, special and unique to the Corporation. In light of the highly competitive nature of the businesses in which the Corporation operates, the Consultant agrees that all Confidential Information that is not in the public domain, now or in the future, or otherwise in possession of the Consultant other than through its engagement as a consultant of the Corporation shall be proprietary to the Corporation. Accordingly, the Consultant covenants and agrees with the Corporation that it shall not, and none of its directors, officers or employees shall (either during the term of this Agreement or at any time thereafter) communicate, divulge or in any way disclose any Confidential Information to any Person, except in the necessary course of this engagement, and neither the Consultant nor any of its directors, officers or employees shall use the Confidential Information for any purpose or benefit or for the benefit of any other Person, other than the Corporation.

The Consultant further agrees not to engage in any business activity which purpose would be to circumvent, bypass avoid or obviate, directly or indirectly, the Consultant's obligations to the Corporation hereunder.

8. Ownership of Work

The Consultant is required to make full disclosure to the Corporation of all developments that (a) the Consultant develops in the course of the Consultant's engagement with the Corporation, (b) arise from Confidential Information acquired in the course of engagement with the Corporation, or (c) the Consultant develops in the course of an outside engagement or activity which relates in any way to the Consultant's work for the Corporation. All such developments belong exclusively to the Corporation. If requested, the Consultant will execute documents showing ownership of developments by the Corporation. For the purpose of this Agreement, "developments" include inventions, products, processes, software, computer programs, ideas, trademarks, patents, industrial designs, refinements and improvements.

9. Independent Contractor

The Parties acknowledge and agree that in performing the Consulting Services, none of the Consultant's employees is an employee of the Corporation but is performing services for the Consultant as an independent consultant. To the extent required by law, the Consultant agrees to report and pay all taxes, unemployment insurance or similar contributions as are required by law. The Consultant acknowledges and agrees that the Corporation shall not be required to make any deductions or contributions (including employment insurance, workers' compensation, employer health tax or similar levies) in respect of this engagement. The Consultant shall:

(a) be responsible to report to the proper authorities and pay all taxes, employment insurance contributions, employer health tax, workers' compensation premiums, goods and services tax or any other levies or taxes for which the Consultant may be liable at law in respect of any payments to it from the Corporation; and

(b) indemnify and save the Corporation and its directors, officers and employees harmless from all liabilities, damages, fines, interest or penalties which any of them may incur arising out of or relating to any failure by the Consultant to make any payments, withholdings, deductions or remittances as may be required by law to be made by it.

10. Termination

(a) **Termination by the Corporation**. Upon giving thirty (30) days' Notice to the Consultant, or such shorter period of Notice as the Consultant may accept, the Corporation may at any time terminate this Agreement. Notwithstanding the foregoing, in the event that any portion of the Consulting Fee or Renewal Consulting Fee has accrued but not been paid or any expenses have been incurred by the Consultant but not reimbursed, in each case to the date of the termination of this Agreement, such amounts shall be paid to the Consultant within five (5) Business Days following such date of termination.

(b) The Parties agree that, except as is otherwise provided for herein, upon the termination of this Agreement in accordance with Section 10, neither Party shall have an action, cause of action, claim or demand against the other as a consequence of such termination.

(c) Upon any termination or non-renewal of this Agreement, the Consultant shall immediately deliver to the Corporation all computers, software and programs, security passes, keys, cellular telephones, corporate credit cards, files, reports, books, documents, manuals, effects, money, securities or other property belonging to the Corporation or for which the Corporation is liable to others, which are in the possession, charge, control or custody of the Consultant or any of its directors, officers or employees.

11. Notices

All notices, requests, demands or other communications required or permitted to be given by one Party to another under this Agreement (each, a "**Notice**") shall be given in writing and delivered by personal delivery or delivery by recognized national courier or sent by facsimile transmission, addressed as follows:

(a) If to the Corporation:

70 York Street, Suite 1102
Toronto, Ontario, Canada
M5J 1S9

Attention: John Lynch
Facsimile Number: (416) 350-3510

(b) If to the Consultant:

Villa 6, Street 23, KP4
Binh An Ward, District 2
Ho Chi Minh City
Vietnam

Attention: Vinh X. Pham
Facsimile Number: (848) 3740 6467

or at such other address or facsimile number at which the addressee may from time to time notify the addressor. Any Notice delivered by personal delivery or by courier to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address. If such day is not a Business Day, or if the Notice is received after 4:00 p.m. (addressee's local time), then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice transmitted by facsimile shall be deemed to have been given and received on the day in which transmission is confirmed. If such day is not a Business Day or if the facsimile transmission is received after 4:00 p.m. (addressee's local time), then the Notice shall be deemed to have been given and received on the first Business Day after its transmission.

12. Waiver

Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence, forbearance or other accommodation by a Party shall constitute a waiver of such Party's right to insist on performance in full and in a timely manner of all covenants in this Agreement or in any document delivered pursuant to this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

13. Severability

If any provision of this Agreement or portion thereof or the application thereof to any Person or circumstance shall to any extent be illegal, invalid or unenforceable: (a) the remainder of this Agreement or the application of such provision or portion thereof to any other Person or circumstance shall not be affected thereby; and (b) the Parties will negotiate in good faith to amend this Agreement to implement the intentions set forth in this Agreement. Each provision of this Agreement shall be legal, valid and enforceable to the fullest extent permitted by law.

14. Assignment and Enurement

Neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party, without the prior written consent of the other Party. Subject to the foregoing, this Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation or merger of any Party) and permitted assigns.

15. Expenses

Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other fees, costs and expenses incurred.

16. Further Assurances

The Parties shall do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

17. Execution by Electronic Transmission

The signature of any of the Parties hereto may be evidenced by a facsimile, scanned email or internet transmission copy of this Agreement bearing such signature.

18. Counterparts

This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same

instrument. Notwithstanding the date of execution or transmission of any counterpart, each counterpart shall be deemed to have the effective date first written above.

19. Provisions which Operate Following Termination

Notwithstanding the termination of this Agreement for any reason whatsoever, the provisions of Sections 7 and 8 of this Agreement and any other provisions of this Agreement necessary to give effect thereto shall continue in full force and effect following such termination.

[SIGNATURE PAGES TO IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

NWT URANIUM CORP.

Per: ______________________________
Authorized Signing Officer

CHROMA INTERNATIONAL LIMITED

Per: ______________________________
Authorized Signing Officer

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

NWT URANIUM CORP.

Per: ______________________________
Authorized Signing Officer

CHROMA INTERNATIONAL LIMITED

Per: ______________________________
Authorized Signing Officer

____